Exhibit 99.1

Lincoln Educational Services Corporation Reports

Record First Quarter Results

West Orange, New Jersey, May 6, 2009 – Lincoln Educational Services Corporation (Nasdaq: LINC) (“Lincoln”) today reported record first quarter results.

Highlights:

First Quarter -

•	Record revenue of $118.6 million for the first quarter of 2009, representing an increase of 41.1% from $84.0 million for the first quarter of 2008.

•	Diluted EPS of $0.22 for the first quarter of 2009 as compared to $0.02 for the first quarter of 2008.

•	Student starts increased by 42.4% as compared to the first quarter of 2008. On a same school basis, student starts increased 35.1% as compared to the first quarter of 2008.

•	Average student population increased by 33.7% as compared to the first quarter of 2008. On a same school basis, average student population increased 22.4% as compared to the first quarter of 2008.

•	The acquisition of the Baran group of schools.

2009 Guidance -

As a result of the strong momentum we are experiencing we are raising our previously issued guidance for 2009.  We now expect:

•	Revenue of $505.0 million to $515.0 million, up 34% to 37% over 2008.

•	Diluted EPS of $1.25 to $1.30, representing growth of 60% to 67% over 2008.

•	Increase in same school student starts of 15% to 17% over 2008.

•
For the second quarter of 2009, revenues of $120.0 million to $122.0 million, representing an increase of approximately 41% to 43% over the second quarter of 2008, and diluted EPS of $0.18 to $0.20.  Guidance for the second quarter of 2009 is based on an expected increase in same school student starts of 19% to 22% over the same period in 2008.

Continued . . ..

Comment and Outlook

“We are extremely pleased with our financial performance for the first quarter of 2009,” said David Carney, Lincoln’s Executive Chairman.  “The increase in average student population resulted in operating margin increasing to 9.0% of revenue versus 1.5% in the first quarter of 2008.  We believe we have built the foundation through our business model to allow our company to prosper through economic cycles by offering a compelling set of program offerings to our students.  We expect this momentum to continue in the second quarter as we began the quarter with approximately 4,500 more students on a same school basis than we had on April 1, 2008. The investments we have made in our business are producing strong results, which we expect to continue throughout the year.”

Mr. Carney concluded, “We continue to further diversify our offerings and to add degree-granting programs, which we believe will drive our future growth.  To this end, we completed the acquisition of Clemens College in April.  We believe that Clemens College and Briarwood College, our first two regionally accredited schools, will provide us with a catalyst to expand our degree offerings, both on-ground and online.  The integration of these schools is progressing well, and we remain confident in our ability to increase population and operating margins at these schools throughout the year and expect them to become accretive in 2010.  This will not only allow us to address a broader market, but also provide a path for our students to migrate from diploma to degree programs within the Lincoln family.”

1st Quarter 2009 Operating Performance

Revenues increased by $34.6 million, or 41.1%, to $118.6 million for the quarter ended March 31, 2009 from $84.0 million for the quarter ended March 31, 2008. Approximately $11.6 million of this increase was a result of our acquisition of Briarwood College on December 1, 2008 and the Baran group of schools on January 20, 2009 (the “Acquisitions”).  Excluding the Acquisitions, the increase in revenues was primarily attributable to a 22.4% increase in average student population, which increased to 22,597 for the quarter ended March 31, 2009, from 18,459 for the quarter ended March 31, 2008.  Revenues were also favorably impacted during the quarter by tuition increases, which averaged between 3.0% and 3.5%.  Average revenue per student increased 5.5% for the quarter ended March 31, 2009 from the quarter ended March 31, 2008 and was essentially flat with average revenue per student from the quarter ended December 31, 2008.

Operating income margin for the quarter ended March 31, 2009 increased to 9.0% from 1.5% for the quarter ended March 31, 2008.  The improvement in operating income resulted from higher revenues due to the increase in our average student population and improved capacity utilization at our schools.

Our educational services and facilities expenses increased by $11.7 million, or 31.9%, to $48.3 million for the quarter ended March 31, 2009 from $36.6 million for the quarter ended March 31, 2008. The Acquisitions accounted for $6.4 million, or 5.5%, of this increase. Excluding the Acquisitions, the increase in educational services and facilities expenses was primarily due to instructional expenses which increased by $2.7 million, or 14.0%, and books and tools expenses, which increased by $1.9 million, or 43.5%, respectively, over the same quarter in 2008. This increase was attributable to a 35.1% increase in student starts for the first quarter of 2009 as compared to the first quarter in 2008 and the overall increase in student population and higher tool sales during the first quarter of 2009 compared to the first quarter of 2008.  On a same school basis, we began 2009 with approximately 3,000 more students than we had on January 1, 2008 and, as of March 31, 2009, our population on a same school basis was approximately 4,500 higher than as of March 31, 2008.  Educational services and facilities expenses as a percentage of revenues decreased to 40.7% for the first quarter of 2009 from 43.6% for the first quarter of 2008.

Our selling, general and administrative expenses for the quarter ended March 31, 2009 were $59.6 million, an increase of $13.5 million, or 29.2%, from $46.1 million for the quarter ended March 31, 2008. Approximately $6.4 million, or 47.4%, of this increase was attributable to the Acquisitions. Excluding the Acquisitions, the increase in our selling, general and administrative expenses for the quarter ended March 31, 2009 was primarily due to: (a) a $0.6 million, or 16.1%, increase in student services; (b) a $1.4 million, or 8.1%, increase in sales and marketing; and (c) a $5.0 million, or 20.3%, increase in administrative expenses as compared to the quarter ended March 31, 2008.

The increase in student services was primarily due to increases in compensation and benefit expenses attributable to increased financial aid and career services personnel as a result of the larger student population during the first quarter of 2009 as compared to the first quarter of 2008.   The increase in administrative expenses during the first quarter of 2009 as compared to the first quarter of 2008 was primarily due to: (a) a $2.3 million increase in personnel costs, relating to annual compensation increases, increased incentive compensation and increased cost of benefits provided to employees; (b)  a $1.9 million increase in bad debt expense; and (c) $0.7 million of  acquisition costs incurred in the first quarter of 2009 related to our acquisition of the Baran group of schools in accordance with SFAS No. 141R. As a percentage of revenues, selling, general and administrative expenses for the first quarter of 2009 decreased to 50.3% from 54.9% for the first quarter of 2008.

For the quarter ended March 31, 2009, including the Acquisitions, our bad debt expense as a percentage of revenue was 6.1% as compared to 4.8% for the same quarter in 2008.  This increase was primarily attributable to higher accounts receivable due to an increase of 33.7% in average student population for the first quarter of 2009 as compared to the first quarter of 2008.  The number of days sales outstanding at March 31, 2009 decreased to 21.7 days, compared to 23.9 days at March 31, 2008. This decrease is primarily attributable to our program to centralize the back office administration of our financial aid department in an effort to improve the effectiveness and timeliness of our financial aid processing. As of March 31, 2009, we had outstanding loan commitments to our students of $23.6 million as compared to $24.8 million at December 31, 2008.  Loan commitments, net of interest that would be due on the loans through maturity, were $16.2 million at March 31, 2009 as compared to $17.0 million at December 31, 2008.

Net income for the three months ended March 31, 2009 was $5.8 million, or $0.22 per diluted share, as compared to $0.5 million or $0.02 per diluted share for the three months ended March 31, 2008.

Balance Sheet

At March 31, 2009, we had $15.2 million in cash and cash equivalents.

At March 31, 2009, we had $10.0 million outstanding under our credit agreement.  Long-term debt and capital lease obligations at March 31, 2009 of approximately $48.1 million includes $27.4 million of capital leases assumed in connection with the acquisition of the Baran group of schools.

At March 31, 2009, our stockholders’ equity was $196.3 million, compared to $174.9 million at December 31, 2008.

Student Metrics

	Total Company Three Months Ended March 31,			Same School Three Months Ended March 31,
	2008	2009	Growth	2008	2009	Growth

Student Starts	5,629	8,017	42.4%	5,629	7,605	35.1%
Average population	18,459	24,681	33.7%	18,459	22,597	22.4%
End of period population	18,600	25,588	37.6%	18,600	23,144	24.4%

Conference Call Today

Lincoln will host a conference call today at 10:00 a.m. Eastern Standard Time.  The conference call can be accessed by going to the IR portion of our website at www.lincolneducationalservices.com.  Participants can also listen to the conference call by dialing 866-314-4865 (domestic) or 617-213-8050 (international) and citing code 94704725. Please log-in or dial-in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at http://www.lincolneducationalservices.com. A replay of the call will also be available for seven days by calling 888-286-8010 (domestic) or 617-801-6888 (international) and citing code 38509024.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a leading and diversified for-profit provider of career-oriented post-secondary education.  Lincoln offers recent high school graduates and working adults degree and diploma programs in five areas of study: automotive technology, health sciences, skilled trades, business and information technology and hospitality services.  Lincoln has provided the workforce with skilled technicians since its inception in 1946.  Lincoln currently operates 43 campuses in 17 states under 11 brands: Lincoln College of Technology, Lincoln Technical Institute, Nashville Auto-Diesel College, Southwestern College, Euphoria Institute of Beauty Arts and Sciences, Connecticut Culinary Institute, Americare School of Nursing, Baran Institute of Technology, Engine City Technical Institute, Briarwood College and Clemens College.  Lincoln had a combined average enrollment of approximately 24,680 students as of March 31, 2009.

Statements in this press release regarding Lincoln's business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in Lincoln's Form 10-K for the year ended December 31, 2008. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

(Please see financial attachments.)

Contacts:
Investors:	Press or Media:
Chris Plunkett/Brad Edwards	Jennifer Gery

Brainerd Communicators, Inc.	Brainerd Communicators, Inc.

212-986-6667	212-986-6667

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (In thousands, except per share amounts)

	Three Months Ended March 31, (Unaudited)

	2009	2008

REVENUES	$118,599	$84,047
COSTS AND EXPENSES:
Educational services and facilities	48,299	36,629
Selling, general and administrative	59,612	46,132
(Gain) loss on sale of assets	(2)	37
Total costs and expenses	107,909	82,798
OPERATING INCOME	10,690	1,249
OTHER:
Interest income	2	45
Interest expense	(1,006)	(504)
Other income	8	-
INCOME BEFORE INCOME TAXES	9,694	790
PROVISION FOR INCOME TAXES	3,871	306
NET INCOME	$5,823	$484

Earnings per share - Basic -	$0.23	$0.02

Earnings per share – Diluted -	$0.22	$0.02

Weighted average number of common shares outstanding:
Basic	25,704	25,660
Diluted	26,452	26,249

Other data:

EBITDA (1)	$15,947	$5,619
Depreciation and amortization	5,249	4,370
Number of campuses	42	34
Average enrollment	24,681	18,459
Stock based compensation	537	558
Net cash provided by operating activities	2,293	7,547
Net cash used in investing activities	(27,041)	(7,440)
Net cash provided by financing activities	24,734	2,011

Selected Consolidated Balance Sheet Data:	March 31,

(In thousands)	2009

Cash and cash equivalents	$15,220

Current assets	58,478

Working capital/(deficit)	(28,497)

Total assets	332,618

Current liabilities	86,975

Long-term debt and capital lease Obligations, including current portion	48,055

Total stockholders’ equity	$196,277

(1) Reconciliation of Non-GAAP Financial Measures

EBITDA is a measurement not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We define EBITDA as income from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization.  EBITDA is presented because we believe it is a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements.  It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA is not necessarily comparable to similarly titled measures used by other companies.  Following is a reconciliation of income from continuing operations to EBITDA:

	Three Months Ended March 31, (Unaudited)

	2009	2008

Net income	$5,823	$484
Interest expense, net	1,004	459
Provision for income taxes	3,871	306
Depreciation and amortization	5,249	4,370
EBITDA	$15,947	$5,619

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